Exhibit 99.1
Press Release dated February 1, 2010

NEWS RELEASE
February 1, 2010

Farmers Capital Bank Corporation Announces 2009 Results
One-time, non-cash accounting transaction overshadows net income

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) announced that a one-time, non-cash, $46.5 million after tax goodwill impairment charge led to a reported net loss of $47.1 million or $6.45 per common share for the quarter ended December 31, 2009. This compares to a net loss of $174 thousand or $.09 per common share for the quarter ended September 30, 2009 and net income of $2.0 million or $.27 per common share for the quarter ended December 31 a year ago. The Company reported a net loss for the twelve months ended December 31, 2009 of $44.7 million or $6.32 per common share compared to net income of $4.4 million or $.60 per common share for the same twelve months a year earlier.

The Company recorded a $52.4 million goodwill impairment charge ($46.5 million after tax) during the fourth quarter of 2009 which represents the entire amount of goodwill previously reported. The goodwill impairment charge had a negative impact of $6.31 per common share in both the current quarter and annual periods. The impairment charge represents a one-time accounting transaction that had no impact on cash flows, liquidity, or key capital ratios of the Company or its bank subsidiaries. The goodwill impairment charge was primarily the result of a prolonged decline in the stock price of the Company, a situation similar to many of its peer banks and other financial institutions.  Lower stock prices are mainly attributed to the continuing economic weaknesses and increased market concern surrounding the credit risk and capital positions of financial institutions.

The Company added $6.5 million and $6.7 million to its provision for loan losses in the three months ended December 31, 2009 and September 30, 2009, respectively. Net loan charge-offs were $5.2 million in the three months ended December 31, 2009 compared to $5.9 million for the linked quarter. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .41% and .46% in the current and linked quarters, respectively. The allowance for loan losses was $23.4 million at December 31, 2009, an increase of $1.3 million or 6.1% compared to $22.0 million at September 30, 2009. The allowance for loan losses as a percentage of loans outstanding (net of unearned income) increased to 1.84% at December 31, 2009 compared to 1.70% at September 30, 2009 and 1.28% at year-end 2008.

Nonperforming assets were $108 million at December 31, 2009, a net increase of $43.3 million or 67.4% compared to $64.3 million at September 30, 2009. Loans past due 90 days or more and still accruing interest decreased $1.6 million or 47.3% to $1.8 million. Nonaccrual loans were $56.6 million, an increase of $21.9 million or 63.3% driven mainly by loans secured by real estate developments. Loans that have been restructured and are performing in accordance with the modified terms were $17.9 million, an increase of $11.5 million or 181% in the linked quarter comparison. Other real estate owned, which represents properties acquired through foreclosure, increased $11.5 million or 58.2% to $31.2 million. The Company’s level of nonperforming assets continues to be high as it and many others in the banking industry cope with one of the most severe recessions in decades. The deterioration in the overall economy and real estate markets in particular has negatively impacted the Company’s lending portfolio. Loans to real estate developers and related businesses have shown the most signs of stress within the Company’s customer base. To the extent that nonperforming loans increased disproportionately to the increase in the allowance for loan losses, collateral values support the nonperforming loan carrying value. A significant percentage of the increase in nonperforming loans in the linked quarter had already been identified, reviewed, and had allowances provided for through the loan loss provision in prior quarters.

Fourth Quarter 2009 Compared to Third Quarter 2009

▪
The $47.1 million or $6.45 per common share higher net loss in the fourth quarter of 2009 compared to the third quarter of 2009 is driven mainly by the $52.4 million non-cash goodwill impairment charge recorded in the fourth quarter.

▪	The provision for loan losses was $6.5 million, a decrease of $154 thousand or 2.3% compared to $6.7 million in the linked quarter.
▪
Net interest income decreased $801 thousand or 5.9% due mainly to lower interest on loans, which was negatively impacted by both a lower average rate earned on loans  that have repriced downward and the impact of the $21.9 million jump in nonaccrual loans.

Farmers Capital Bank Corporation   *   Page 1 of 4

▪
Net interest margin was 2.68% in the current quarter, a decrease of 16 basis points from 2.84% in the linked quarter comparison. Net interest spread decreased 15 basis points to 2.46% from 2.61% driven mainly by the loan portfolio.

▪	Investment securities gains were up $1.4 million due to sales activity related to normal asset/liability management.
▪
The $6.5 million increase in income tax benefit is due mainly to the impact of the goodwill impairment charge. A portion of the Company’s previously recorded goodwill was created in taxable business combinations and therefore was able to record a tax benefit of $5.9 million attributed to the impairment charge.

Fourth Quarter 2009 Compared to Fourth Quarter 2008

▪
The $52.4 million non-cash goodwill impairment charge ($46.5 million after tax) in the current quarter is the main driver impacting the Company’s $47.1 million or $6.45 per common share loss. In the same quarter a year ago, the Company reported net income of $2.0 million or $.27 per common share.

▪	The provision for loan losses was $6.5 million, an increase of $4.5 million compared to $2.0 million in the fourth quarter a year earlier.
▪
Net interest income decreased $1.2 million or 8.7% due mainly to lower interest on earning assets, primarily loans, which were negatively impacted by higher nonaccrual loans and loans that have repriced downward.

▪
Net interest margin was 2.68% in the current quarter, a decrease of 34 basis points from 3.02% in the quarterly comparison. Net interest spread decreased 30 basis points to 2.46% from 2.76% driven mainly by the loan portfolio.

▪	Noninterest income in the current quarter increased $2.0 million or 39.1% primarily related to higher net securities gains of $2.2 million.
▪
The $6.8 million increase in income tax benefit was driven mainly by the impact of the goodwill impairment charge. A portion of the Company’s previously recorded goodwill was created in taxable business combinations and therefore was able to record a tax benefit of $5.9 million attributed to the impairment charge.

Twelve-month Comparison

▪
The $44.7 million or $6.32 loss per common share in the current twelve months ended December 31, 2009 is due primarily to the $46.5 million after tax non-cash goodwill charge. In the same twelve month period a year ago, the Company reported net income of $4.4 million or $.60 per common share.

▪	The provision for loan losses increased $15.4 million in the current twelve months compared to a year ago.
▪
Net interest income decreased $4.9 million or 8.4% due mainly to lower interest on earning assets, primarily loans, which were negatively impacted by higher nonaccrual loans and loans that have repriced downward.

▪
Net interest margin was 2.85% in the current twelve months, a decrease of 40 basis points from 3.25% in the prior year twelve months. Net interest spread decreased 37 basis points to 2.61% from 2.98% driven mainly by the loan portfolio.

▪
Noninterest income in the current year increased $18.4 million or 187%. The increase is mainly due to the impact of the other-than-temporary impairment charge recorded during 2008 related to the Company’s investment in preferred stocks of the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. This non-cash transaction reduced noninterest income during 2008 by $14.0 million. Noninterest income was also positively impacted by a $3.7 million increase in net gains on the sale of investment securities

▪
The $55.0 million increase in noninterest expense is mainly attributed to the non-cash goodwill $52.4 million pre-tax impairment charge previously discussed along with an increase in deposit insurance expense of $2.7 million. The increase in deposit insurance expense is due in part to the special assessment imposed by the Federal Deposit Insurance Corporation during the current year as part of its plan to replenish the Deposit Insurance Fund. The Company was able to offset a portion of its deposit insurance expense in the prior year with a one-time assessment credit it received during 2006.

▪
The $7.9 million increase in income tax benefit is due mainly to the impact of the goodwill impairment charge. A portion of the Company’s previously recorded goodwill was created in taxable business combinations and therefore was able to record a tax benefit of $5.9 million attributed to the impairment charge.

Balance Sheet

▪
Total assets were $2.2 billion at December 31, 2009, a decrease of $102 million or 4.5% from the previous quarter end. The decrease in assets is primarily related to the $52.4 million goodwill impairment charge, a $33.6 million or 5.7% net decrease in investment securities, lower loans (net of unearned income) outstanding of $22.5 million or 1.7%, and lower cash and equivalents of $17.9 million or 7.6%.

▪
The $22.5 million decrease in net loans compared to September 30, 2009 was impacted by $13.3 million transferred from loans to other real estate whereby the Company has taken possession of the loan collateral, net loan charge-offs of $5.2 million, and net principal payments received from borrowers that have exceeded new extensions of credit. The Company

Farmers Capital Bank Corporation   *   Page 2 of 4

continues to take a more measured and cautious approach to loan growth in the near term as a result of continued weaknesses in the general economy.
▪
Total deposits decreased $32.0 million or 1.9% in the linked quarter comparison. Noninterest bearing deposits decreased $35.1 million or 14.1% while interest bearing deposits increased $3.1 million or 0.2%. Commonwealth of Kentucky deposits, which can fluctuate significantly on a daily basis, decreased $47.0 million or 77.7% and is the primary factor in the lower noninterest bearing and total deposits outstanding.

▪
Nonperforming loans were $76.3 million at year-end 2009, a net increase of $31.9 million or 71.6% compared to $44.5 million in the linked quarter-end and an increase of $50.9 million compared to year-end 2008.

▪
The allowance for loan losses was 1.84% of net loans outstanding at December 31, 2009 compared to 1.70% and 1.28% at September 30, 2009 and December 31, 2008, respectively. Net charge-offs for the three months ended December 31, 2009 were $5.2 million, a decrease of $791 thousand compared to $5.9 million for the previous quarter of 2009.

 ▪   The Company’s regulatory capital level remains in excess of “well-capitalized” as defined by its regulators.

Dividend Announcement

The Company’s Board of Directors approved a quarterly cash dividend on its 30 thousand shares of Series A preferred stock issued under the U.S. Treasury’s Capital Purchase Program. The total payment of $375 thousand, at a 5% annual rate, is payable February 15, 2010 to shareholders of record as of January 31, 2010.

The Board has determined to forego the dividend that has historically been declared on its common stock in the first quarter in an effort to conserve capital. This decision is consistent with those made by other financial organizations as they deal with the difficult economic times and the changing regulatory climate.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, and a data processing company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Interest income	$23,721	$25,381	$26,989	$100,910	$113,920
Interest expense	11,020	11,879	13,079	47,065	55,130
Net interest income	12,701	13,502	13,910	53,845	58,790
Provision for loan losses	6,499	6,653	1,956	20,768	5,321
Net interest income after provision for loan losses	6,202	6,849	11,954	33,077	53,469
Noninterest income	7,091	6,528	5,097	28,169	9,810
Noninterest expenses	68,567	15,299	16,447	115,141	60,098
(Loss) income before income tax expense	(55,274)	(1,922)	604	(53,895)	3,181
Income tax (benefit) expense	(8,202)	(1,748)	(1,400)	(9,153)	(1,214)
Net (loss) income	$(47,072)	$(174)	$2,004	$(44,742)	$4,395

Net (loss) income	$(47,072)	$(174)	$2,004	$(44,742)	$4,395
Preferred stock dividends and discount accretion	(464)	(462)		(1,802)
Net (loss) income available to common shareholders	$(47,536)	$(636)	$2,004	$(46,544)	$4,395

Per common share
Basic and diluted net (loss) income	$(6.45)	$(.09)	$.27	$(6.32)	$.60
Cash dividend declared	.10	.25	.33	.85	1.32

Averages
Loans, net of unearned interest	$1,287,862	$1,304,705	$1,307,561	$1,306,800	$1,302,394
Total assets	2,285,342	2,268,342	2,165,341	2,262,054	2,137,354
Deposits	1,661,493	1,639,363	1,552,549	1,632,012	1,525,754
Shareholders’ equity	199,281	196,719	160,739	197,296	168,000

Weighted average shares outstanding – basic and diluted	7,371	7,367	7,354	7,365	7,357

Return on average assets	(8.17)%	(.03)%	.37%	(1.98)%	.21%
Return on average equity	(93.71)%	(.35)%	4.96%	(22.68)%	2.62%

			December 31, 2009	September 30, 2009	December 31, 2008
Cash and cash equivalents			$218,336	$236,241	$190,775
Investment securities			557,996	591,620	536,109
Loans, net of allowance of $23,364, $22,022, and $16,828			1,248,578	1,272,372	1,295,752
Other assets			146,652	173,026	179,531
Total assets			$2,171,562	$2,273,259	$2,202,167

Deposits			$1,633,433	$1,665,407	$1,594,115
Federal funds purchased and other short-term borrowings			47,215	49,500	77,474
Other borrowings			316,932	329,596	335,661
Other liabilities			26,755	30,015	26,621
Total liabilities			2,024,335	2,074,518	2,033,871

Shareholders’ equity			147,227	198,741	168,296
Total liabilities and shareholders’ equity			$2,171,562	$2,273,259	$2,202,167

End of period book value per common share1			$16.11	$23.13	$22.87
End of period tangible book value per common share2			15.44	15.28	14.81
End of period common share value			10.22	17.88	24.42
End of period dividend yield3			3.91%	5.59%	5.41%

1Represents total common equity divided by the number of common shares outstanding at the end of the period.
2Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.
3Represents annualized dividend declared divided by the end of period common share value.

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